UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2004

GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of information)	(Commission File Number)	(IRS Employer Identification No.)

2215 Sanders Road, Suite 400, Northbrook, Illinois 60062

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (847) 753-7500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entering into a Material Definitive Agreement.

Item 3.02      Unregistered Sales of Equity Securities.

     On December 30, 2004, Grubb & Ellis Company (the “Company”) entered into a definitive agreement (the “Preferred Stock Exchange Agreement”) with Kojaian Ventures, L.L.C. (“KV”) in KV’s capacity as the holder of all the Company’s issued and outstanding 11,725 shares of Series A Preferred Stock which carries a preferential cumulative dividend of 12% per annum (the “Series A Preferred Stock”). Pursuant to the Preferred Stock Exchange Agreement, the Company agreed to pay to KV all accrued and unpaid dividends with respect to the Series A Preferred Stock for the period September 19, 2002, the date of issuance of the Series A Preferred Stock, up to and through December 31, 2004. In exchange therefore, KV agreed to eliminate in its entirety, as of January 1, 2005, the 12% preferential cumulative dividend payable on the Series A Preferred Stock. The transaction contemplated by the Preferred Stock Exchange Agreement, which was approved by a special committee of the board of directors of the Company, was consummated on January 4, 2005. Upon the closing of the transaction contemplated by the Preferred Stock Exchange Agreement the Company delivered to KV the one time accrued dividend payment of $3,637,495.23, which represented a 12% cumulative preferred return with respect to the $11,750,000 face amount of the Series A Preferred Stock for the period September 19, 2002 through December 31, 2004. KV, which acquired the Series A Preferred Stock in September of 2002 upon the conversion of the $11,750,000 convertible debt financing that KV provided to the Company in May 2002 in connection with the Company’s amendment of its senior credit facility at that time, is an affiliate of the Company’s Chairman of the Board and its controlling stockholder, Mr. C. Michael Kojaian.

     The Company and KV effected the elimination of the 12% cumulative preferred dividend with respect to the Series A Preferred Stock by an exchange of preferred securities. Specifically, simultaneously upon the consummation of the transaction on January 4, 2005, KV delivered to the Company its original share certificate representing 11,725 shares of Series A Preferred Stock in exchange for a new share certificate representing 11,725 shares of a newly created Series A-1 Preferred Stock of the Company (the “New Preferred Stock”). The New Preferred Stock is identical in all respects to the Series A Preferred Stock except that the New Preferred Stock does not have a cumulative preferred dividend and is now only entitled to receive dividends if and when dividends are declared and paid to holders of the Company’s common stock. The issuance of the New Preferred Stock by the Company was exempt from the registration requirements of Section 5 of the Securities Act of 1935, as amended, as it constituted a transaction by an issuer not involving a public offering. The Company effected the issuance of the New Preferred Stock by filing with the Secretary of State of the State of Delaware a new certificate of designations, number, voting powers, preferences and rights with respect to New Preferred Stock (the “New Certificate of Designations”).

     Like the Series A Preferred Stock, the New Preferred Stock is not convertible into common stock, but nonetheless votes on an “as liquidated basis” along with the holders of common stock on all matters. Consequently, the New Preferred Stock like the Series A Preferred Stock, currently is entitled to the number of votes equal to 11,173,925 shares of common stock, or approximately 42.5% of all voting securities of the Company. In addition, as noted above, with the elimination of the preferential cumulative dividend, the New Preferred Stock will now only be entitled to receive dividends if and when dividends are declared by the Company on, and paid to holders of, the Company’s common stock. The holders of the New Preferred Stock will receive any dividends based upon the number of voting common stock equivalents represented by the New Preferred Stock.

     The foregoing is only intended to be a summary of the terms of the Preferred Stock Exchange Agreement and of the New Certificate of Designations, and is not intended to be a complete discussion of either of such documents. Accordingly, the following is qualified in its entirety by reference to the full text of each of such documents, all of which are annexed as Exhibits to this Current Report on Form 8-K.

Item 9.01      Financial Statements and Exhibits.

(c)	The following are filed as Exhibits to this Current Report on Form 8-K:

1.	Preferred Stock Exchange Agreement dated as of December 30, 2004 by and between Grubb & Ellis Company and Kojaian Ventures, L.L.C.

2.	Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A-1 Preferred Stock of Grubb & Ellis Company (a Delaware corporation).

2

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/S/ Brian D. Parker
Brian D. Parker
Chief Financial Officer

Dated: January 6, 2005